Exhibit 99.1

SOHU.com Reports Preliminary Fourth Quarter and Fiscal Year 2004 Unaudited

Financial Results

Full Year 2004 Revenues Grow 28% with Profits up 35% over 2003; Fourth Quarter Net Income of US$0.17 Per Share

BEIJING, CHINA, February 7, 2005 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2004.

Business Highlights

Highlights for the fourth quarter 2004:

•	Total revenues of US$24.1 million meet company guidance

•	Advertising revenue of US$15.9 million and non-advertising revenue of US$8.2 million in line with company guidance

•	US GAAP net profit of US$6.5 million or US$0.17 per fully diluted share within company guidance

Highlights for fiscal 2004:

•	Record total revenues of US$103.2 million, a 28% increase year-on-year

•	Advertising revenue increases 89% year-on-year to US$55.7 million

•	Fiscal 2004 US GAAP net income of US$35.6 million or US$0.89 per fully diluted share, a 35% increase year-on-year

•	Operating profit reaches US$34.0 million with operating profit margin of 33%

“Fiscal year 2004 was a year of unprecedented online advertising success while we managed through a difficult operating environment in our wireless business. Our core business of brand advertising and sponsored search, which in the fourth quarter contributed two-thirds of our revenues, is a strong and proven basis from which to re-ignite overall growth for the company. We believe the worst in our wireless business decline is behind us. Management confidence is high as we focus relentlessly on executing our strategy of building a diversified Internet and wireless business for long-term growth in the Chinese market,” said Charles Zhang, Chairman and CEO of SOHU.

Business Results

Revenues for the fourth quarter ended December 31, 2004 totaled US$24.1 million, compared to revenues of US$24.6 million for the fourth quarter ended December 31, 2003. Gross margin was 68% in Q4 2004 compared to 72% in Q4 2003. US GAAP net income for the fourth quarter of 2004 was US$6.5 million or US$0.17 per fully diluted share. This compares to US GAAP net income of US$11.6 million or US$0.28 per fully diluted share for the fourth quarter of 2003.

Revenues for fiscal 2004 were US$103.2 million compared to revenues of US$80.4 million in fiscal 2003. Gross margin was 67% in fiscal 2004 compared to 69% in fiscal 2003. US GAAP net income in fiscal 2004 was US$35.6 million or US$0.89 per fully diluted share compared to net income of US$26.4 million or US$0.66 per fully diluted share in fiscal 2003.

SOHU’s advertising revenue for the fourth quarter of 2004 totaled US$15.9 million, a 68% year-on-year improvement and 3% quarter-on-quarter. Advertising revenue, consisting of US$13.2 million in brand advertising and US$2.7 million in sponsored search, accounted for 66% of total revenues in Q4 2004. Advertising gross margin was 80%, compared to 77% in the same period last year.

In fiscal 2004, SOHU’s advertising revenue totaled US$55.7 million, up 89% from US$29.5 million in fiscal 2003, as a result of combined organic growth and acquisition amidst widespread acceptance of the Internet as a key platform for corporate advertisers to reach an online population of 94 million users.

For the fourth quarter of 2004 SOHU’s non-advertising revenue, which are derived from wireless value-added services, online games and e-commerce, decreased by 46% year-on-year and 22% quarter-on-quarter to US$8.2 million, representing 34% of total revenues. The decline was predominantly caused by the loss in wireless revenue, which went down by 64% year-on-year and 43% quarter-on-quarter. Non-advertising gross margin was 45% compared to 69% in the same quarter one year ago largely because of the decline in relatively high-margin wireless product sales.

The martial arts fighting game Blade Online, in commercial operation since October 17, 2004, generated revenue in line with company expectations. Together with Knight Online, SOHU’s first online game, the two multi-player online role-playing games represented 5% of overall revenues in the fourth quarter.

In fiscal 2004, SOHU’s non-advertising revenues totaled US$47.5 million, down 7% from US$50.9 million in fiscal 2003, reflecting how changes in operating environment for wireless value-added services that resulted in a sharp decline in wireless business in the second half of 2004 were partially offset by the relatively strong levels of wireless revenues in the first half of 2004.

For the fourth quarter of 2004, SOHU’s operating expenses totaled US$10.4 million, an increase of 56% year-on-year. Operating profit margin of 25% was down from 45% in the same period last year.

In fiscal 2004, SOHU’s operating expenses were US$35.2 million, an increase of 52% over operating expenses of US$23.2 million in fiscal 2003. The year-on-year increase in operating expenses is mostly due to investment in long-term growth opportunities, the rise in sales and marketing spending, and the consolidation of operating expenses from three companies acquired by SOHU since late 2003.

“SOHU is a healthy, diversified company with long-term growth prospects, even though we have managed through five quarters of highly volatile wireless business. To demonstrate management’s unwavering confidence, the company bought back more shares during the fourth quarter. As a result, the total stock buy-back in 2004 amounted to almost 4% of total shares outstanding,” Carol Yu, SOHU’s Chief Financial Officer, said.

At December 31, 2004, SOHU’s cash and marketable debt securities balance was US$141.3 million.

Business Outlook

SOHU estimates total revenues for the first quarter 2005 to be between US$22.5 million to US$23.5 million, with advertising revenue of US$14.5 million to US$15.0 million and non-advertising revenues of US$8.0 million to US$8.5 million. First quarter earnings per diluted share are expected to be between US$0.14 to US$0.16.

Note to the Financial Statements

The unaudited financial information disclosed above is preliminary. The audit of the financial statements and related notes to be included in our annual report on Form 10-K for the year ended December 31, 2004 is still in progress. In addition, because an audit of our internal controls over financial reporting in connection with section 404 of the Sarbanes-Oxley Act of 2002 has not yet been completed, we make no representation as to the effectiveness of those internal controls as of the end of our 2004 fiscal year.

Adjustments to the financial statements may be identified when the audit work is completed, which could result in significant differences between our audited financial statements and this preliminary unaudited financial information.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until the release of SOHU’s next quarterly earnings announcement; however, SOHU reserves the right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators), online games and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s annual report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission.

Conference Call

SOHU’s management team will host a conference call at 8:00 AM Eastern Daylight Savings Time, February 7, 2005 (or 9:00 PM on February 7 in the Hong Kong/China time zone) following the quarterly results announcement. To listen to the conference call, please use the dial in numbers below:

CHINA (NORTH) Toll Free Number: 10800-852-0823

CHINA (SOUTH) Toll Free Number: 10800-152-0823

HONG KONG Toll Number: +852-2258-4002

USA Toll Number: +1-210-795-0493

PASSCODE: 8776308

The conference call will be available on web cast live and replayed at:

http://www.sohu.com/about/English/conference.htm

About SOHU

SOHU.COM Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com; the #1 online alumni club www.chinaren.com; #1 games portal www.17173.com; top real estate website www.focus.cn and wireless value-added services provider www.goodfeel.com.cn . This network of web properties offers the vast SOHU user community very broad choices regarding information, entertainment, communication and commerce. SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its ninth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6272 6596

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2004	Sep. 30, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Revenues:
Advertising	$15,879	$15,473	$9,478	$55,748	$29,503
Non-advertising:
Wireless	4,663	8,145	12,887	36,369	44,047
E-commerce	1,996	1,486	936	6,171	3,787
Other	1,529	836	1,284	4,921	3,088

Subtotal of non-advertising revenue	8,188	10,467	15,107	47,461	50,922

Total revenues	24,067	25,940	24,585	103,209	80,425

Cost of revenues:
Advertising	3,250	3,576	2,134	12,987	7,459
Non-advertising:
Wireless	1,933	3,021	3,347	13,267	12,990
E-commerce	1,963	1,450	882	6,045	3,410
Other	592	340	415	1,686	1,347

Subtotal of non-advertising cost of revenue	4,488	4,811	4,644	20,998	17,747

Total cost of revenues	7,738	8,387	6,778	33,985	25,206

Gross profit	16,329	17,553	17,807	69,224	55,219

Operating expenses:
Product development	2,386	2,462	1,906	8,820	7,542
Sales and marketing	4,547	4,600	3,211	16,529	10,570
General and administrative	2,987	2,210	1,460	8,521	5,029
Amortization of intangibles	456	368	57	1,360	57

Total operating expenses	10,376	9,640	6,634	35,230	23,198

Operating profit	5,953	7,913	11,173	33,994	32,021

Other expense	(244)	(190)	(202)	(838)	(964)
Interest income	595	641	748	2,444	1,950

Net income before taxes	6,304	8,364	11,719	35,600	33,007

Income tax expense	198	(38)	(150)	37	(6,650)

Net income	6,502	8,326	11,569	35,637	26,357

Basic net income per share	$0.18	$0.23	$0.32	$0.98	$0.74

Shares used in computing basic net income per share	36,478	36,392	36,040	36,369	35,483

Diluted net income per share	$0.17	$0.21	$0.28	$0.89	$0.66

Shares used in computing diluted net income per share	40,306	40,644	42,146	40,941	40,351

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2004	As of Dec. 31, 2003
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$141,323	$142,570
Accounts receivable, net	19,901	12,381
Prepaid and other current assets	4,893	4,050
Fixed assets, net	12,175	6,846
Goodwill	44,502	31,664
Intangible assets, net	7,503	4,082
Other assets, net	4,470	3,462

	234,767	205,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	30,799	19,454
Deferred revenues	5,469	3,962
Zero coupon convertible senior notes	90,000	90,000

Total liabilities	126,268	113,416

Shareholders’ equity	108,499	91,639

	$234,767	$205,055